Exhibit 99.1

TO OUR SHAREHOLDERS AND FRIENDS,

This past year was undoubtedly the most challenging we have faced in decades. Below, I summarize what was clearly disappointing financial performance. This reflected the industry-wide negative effects of the worst economic environment since the 1930s, which some have characterized as the “Great Recession.” It also reflected the adverse impact from some historical choices we made, particularly our large concentration in commercial real estate loans.

With the extraordinary commitment and hard work by our colleagues, there is much reason for optimism as we move into 2010. I believe the worst is behind us unless the economy takes a significant and further downturn this year. We expect to return to reporting quarterly profits at some time in 2010.

2009 Financial Performance Review

We reported a net loss of $3,094.2 million, or $6.14 per common share, for 2009, compared with a full-year 2008 net loss of $113.8 million, or $0.44 per common share. The 2009 loss reflected two items: $2,606.9 million in noncash goodwill impairment charges and $2,074.7 million in provision for credit losses.

Goodwill is a nonearning asset that represents the accumulated premiums paid for past acquisitions. Most of the $2,606.9 million in goodwill impairment charges related to the acquisitions of Sky Financial and Unizan through which we issued stock. Accounting rules require we evaluate at least annually if the value of this asset has diminished. You will recall our stock price ended 2008 at $7.66 per share. But during the 2009 first quarter, our stock price declined 78% to $1.66. Given this decline, as well as its lower absolute dollar amount, an updated analysis of the fair value of our reporting units was performed, and the results indicated that our goodwill was impaired. While this impairment charge reduced reported net income, equity, and total assets, it had no impact on key regulatory capital ratios. As a noncash charge, it had no affect on our liquidity.

Our 2009 provision for credit losses was almost double that of 2008. This reflected higher net charge-offs as we continued to address issues in our loan portfolio. We also needed to strengthen our reserves given higher levels of nonperforming assets. The good news is that over the second half of the year, the growth rate in problem credits slowed. And in the fourth quarter, the inflow of new nonaccrual loans declined 45% from the level in the third quarter. Our allowance for credit losses at December 31, 2009, represented 4.16% of total loans and leases, a significant increase from 2.30% at the end of 2008. Our allowance for credit losses was 80% of the amount of nonaccrual loans, up from 63% at the end of 2008. We expect 2009 will represent this credit cycle’s peak in the level of nonperforming assets, net charge-offs, and provision for credit losses.

In addition to addressing credit quality issues, we made significant progress in other key areas. We grew revenues while controlling expenses. Core deposits increased. Liquidity improved significantly. Capital was strengthened.

Fully-taxable equivalent revenue increased $182.4 million, or 8%, last year. This was challenging in that average total loan and leases declined $2.3 billion, or 6%, reflecting low demand due to the weakened economic environment, as well as elevated net charge-offs. Part of this impact on average total earnings assets was mitigated by a $1.7 billion, or 38%, increase in average total investment securities, as cash from our strong deposit growth and capital actions throughout the year was deployed. Noninterest income increased, primarily reflecting the combination of lower securities losses and higher mortgage banking income.

While total noninterest expense increased $2,556.1 million, excluding the $2,606.9 million of goodwill impairment, it declined $50.8 million, or 3%, including an $83.1 million, or 11%, decline in personnel costs.

A real success story last year was the $2.9 billion, or 9%, increase in average total core deposits. Importantly, the mix of our core deposits also improved as this growth was in lower cost demand deposits and money market accounts. The growth in deposits contributed to a significant increase in balance sheet liquidity in several ways. It permitted the repayment of higher cost short-term debt and FHLB advances. As noted above, it permitted the purchase of investment securities. By the end of the year, our loan-to-deposit ratio was 91%, much improved from 108% at the end of 2008. Lastly, the higher relative level of core deposit funding contributed to increased balance sheet stability.

We also significantly improved our capital position. During the year, we raised $1.7 billion of regulatory capital, including $1.3 billion of common equity. This newly raised capital, combined with existing capital, gave us the capacity to absorb the reported losses. Our period-end capital ratios were all much improved and solid. Regulatory Tier 1 and Total risk-based capital ratios at December 31, 2009, were 12.03% and 14.41%, respectively, or $2.6 billion and $1.9 billion above the respective “well-capitalized” thresholds of 6.0% and 10.0%. Our tangible common equity ratio at December 31, 2009, was 5.92%, significantly improved from 4.04% at the end of 2008.

The full detail of our financial performance is discussed in the Management Discussion and Analysis section found later in the attached SEC Form 10-K. Please take the opportunity to read this. It provides additional insight into our 2009 financial performance.

Positioning for Consistent Long-Term Performance

Throughout last year, we stated that a key objective was to position ourselves for better and more consistent long-term financial performance. A key element was to realign the organization and strengthen management accountability. We completed this in the first quarter of last year. We also needed to address credit and risk management practices and policies, and to strengthen the balance sheet. As noted above, we believe this was accomplished through a combination of actions including the hiring of a new chief risk officer, a new chief credit officer, and a new executive to oversee our commercial real estate exposure. Further, we strengthened the size and resources within our credit review and problem credit resolution areas.

Another key element, and a direct result of the development of our three-year strategic plan, was to begin investing in resources and talent that will help us grow revenues. Over the last few months, we have hired a number of new managers and teams of professionals. Some are in positions to take what we have and make it better. We have hired new managers in such key areas as deposit product pricing, fee income, consumer lending, payments and channels, marketing, treasury management, and corporate banking. We recently announced the hiring of a team of seasoned commercial bankers in the southeast Michigan market. We have hired new managers and/or teams in such areas as currency risk management and trust business development, with some targeted at expanding existing business into new markets, like a new brokerage sales team. And we have initiated new businesses like asset-based lending.

We are always looking at ways to serve our customers better. Recently, we announced the expansion of banking hours in the Cleveland market to seven days a week. We also announced a three-year commitment to expand our small business banking lending by $4 billion with the hiring of 150 new colleagues. We are investing in technology that will facilitate a better understanding of customer relationships across business segments. This will improve our ability to deliver our broad menu of financial services to all of our customers through improved cross-sell performance.

Further, we are looking to selectively capitalize on opportunities to expand our Midwest franchise by acquiring failed banks, as we did last year when we acquired the deposits and certain assets of Warren Bank, located in Macomb County in Michigan, in an FDIC-related transaction. Such transactions not only help build core deposits and add new customers, they can be earnings and/or capital accretive.

2010 Outlook

Since early 2009, we stated that a key objective was to return Huntington to profitable performance as soon as possible. As announced on January 22, 2010, we expect to report a return to profitable quarterly performance at some time in 2010. This would be earlier than most analysts expect and is a testimony to how much we accomplished last year in repositioning the company.

Commitments to Our Stakeholders

We recognize how critical it is to maintain strong commitments to our stakeholders. This affects the health of our company, the vibrancy of our communities, the engagement of our colleagues, and ultimately the satisfaction of our shareholders.

Throughout last year, customer loyalty and faith in the company remained high. Retail and commercial customer bases grew. We worked hard to assist borrowers under stress. Through countless hours of community service, we sent a message that our communities could count on us. By building capital and improving underlying financial performance, our colleagues and shareholders knew we were building for the future.

Comments on Key Shareholder Issues

Let me comment on two key issues that many of our shareholders have written to me about: repayment of our TARP capital and common stock dividends.

In November 2008, we applied for and received $1.4 billion of capital from the U.S. Treasury’s Troubled Asset Relief Program’s Capital Purchase Plan (TARP). We believe that the capital raised last year, coupled with a much more liquid balance sheet, including $1.5 billion of cash on hand at the end of 2009, position us well for the eventual repayment of our TARP capital. Yet, before we begin exploring repayment, we believe there are two prerequisites. First, we need to demonstrate profitable quarterly performance. Second, we want to see sustained upward momentum in the economy. While there have been signs of economic stability, unfortunately the economy and financial markets remain fragile and subject to unforeseen domestic and/or international events. For now, it seems prudent to retain this capital should any unforeseen issues arise.

The issue of common stock dividends is similar. We understand how painful last year’s dividend reductions were for many of our shareholders, especially those depending on dividends for income. It is our long-term plan to return to paying an appropriate common stock dividend. However, before raising the dividend, we need to make certain that profitable performance is sustainable. And we believe we should repay our TARP capital before considering increasing the dividend. As such, I do not see an increase in our common stock dividend in the near term.

Closing Comments

I want to thank our board of directors for their support and commitment to our shareholders.

This past year, Raymond J. Biggs retired from the board, and Marylouise Fennell will be retiring this coming April. I want to thank them for their dedicated service and wise counsel to Huntington over the years and especially to me during my first year as board chairman, given last year’s period of unprecedented challenges. Joining the board are William R. Robertson and Richard W. Neu. Both have strong banking backgrounds with deep roots in the Cleveland, Ohio, market. Though these gentlemen have served on the board only a short period of time, both have already added great value to our deliberations.

Last year was very difficult. Yet, as I look out over the coming months and our prospects, I am very optimistic about Huntington’s future.

Most of our work in 2009 was in building a solid foundation from which we can grow, improve our performance, and move forward. We have a solid franchise. Our product offerings are broad and of high quality. Our customers are extremely loyal. Our balance sheet is solid whether the measure is liquidity, reserves, or capital. We strengthened risk management practices and colleague accountability. We made solid progress in growing the core businesses and revenue. We are making meaningful investments in future growth. A recent survey indicated that our colleagues are highly engaged and energized. Their commitment to customers and delivering service excellence remains very high. All of us can see the opportunities before us. Our job is to deliver the benefits of these opportunities to our customers and shareholders. We have clearly turned the corner. Now, it is all about focus, execution, and growth. In sum, we are getting stronger every day.

Thank you for your support.

Stephen D. Steinour
Chairman, President, and Chief Executive Officer
March 8, 2010